Exhibit 99.2

The Priceline Group Announces Executive Changes

NORWALK, Conn., May 5, 2011 . . . Priceline.com Incorporated (Nasdaq: PCLN) today announced executive changes for The Priceline Group of Companies’ North American and International business units.

Christopher L. Soder, who is priceline.com’s President, North American Travel, today was also named Chief Executive Officer, priceline.com North America.  The promotion is effective June 2, 2011 and Mr. Soder will continue to report to The Priceline Group’s President and Chief Executive Officer Jeffery H. Boyd.  In his new role, Mr. Soder will be responsible for priceline.com’s North American operations, supplier relations, website and marketing.  He also will continue as a member of the Company’s Group Management Board, which oversees performance and strategy of The Priceline Group of Companies worldwide.  Mr. Soder was promoted to President, North American Travel in February 2007 and has served in various executive roles within priceline.com since 2000.

“As one of priceline.com’s longest-tenured senior executives, Chris Soder has extensive knowledge of our U.S. business and all of its facets,” said Mr. Boyd.  “Chris has been instrumental in developing and steering our domestic business strategies over the years and he has personally been involved in developing and growing priceline.com’s relationships with airline, hotel and rental car supplier/partners. His expanded role will enable Chris to become even more of an asset to our company, our employees and our supplier/partners.”

The Priceline Group also announced today the planned transition of Kees Koolen from Chief Executive Officer to Chairman of Netherlands-based Booking.com.  The Company has initiated a search for Mr. Koolen’s successor and the transition will take place once the search is completed.  Mr. Koolen was a founder of Booking.com B.V. and has been its Chief Executive Officer since September 2008.

“Under Kees Koolen’s leadership, Booking.com has grown from startup to Europe’s largest online hotel reservation service,” said Mr. Boyd.  “Kees has assembled a high quality team focused on providing superior value for customers and hotel partners.  His strategic leadership has enabled Booking.com to simultaneously build market share in its core Western European markets and successfully expand into new markets around the globe.  We thank Kees for his many contributions to our business and look forward to his continued guidance in his upcoming role as Chairman.”

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About The Priceline Group of Companies

The Priceline Group of Companies (Nasdaq: PCLN) is a leader in global online hotel reservations, with over 170,000 participating hotels worldwide.  The Group is composed of four primary brands — Booking.com, priceline.com, Agoda.com and TravelJigsaw — and several ancillary brands. The Priceline Group provides online travel services in Europe, North America, South America, the Asia-Pacific region, the Middle East and Africa.

Booking.com is a leading international online hotel reservation service operating in 101 countries in 41 languages.  Booking.com offers its customers access to over 135,000 participating hotels worldwide.  Priceline.com gives leisure travelers multiple ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises. In addition to getting compelling published prices, travelers can take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available.  Agoda.com is an Asia-based online hotel reservation service that offers hotel rooms around the world and is available in 32 languages.  TravelJigsaw is a multinational car hire service, offering its reservation services in more than 4,000 locations in 115 countries.  Customer support is provided in 27 languages.

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For Press Information: Brian Ek (203) 299-8167  brian.ek@priceline.com

For Investor Relations: Matthew Tynan (203) 299-8487 matt.tynan@priceline.com